Exhibit 5

June 6, 2023

Fidelity & Guaranty Life Insurance Company

800 Grand Avenue, Suite 2600

Des Moines, Iowa 50309

Re:	Fidelity & Guaranty Life Insurance Company Registration Statement on Form S-1;
File No. 333-267180

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by Fidelity & Guaranty Life Insurance Company (the “Company”) of the above-referenced Registration Statement under the Securities Act of 1933 for the Individual Single Premium Deferred Registered Index-Linked Annuity Contracts (the “Contracts”) offered and funded by the Company. I have examined, or persons on my staff have examined, such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.

The Company was organized in accordance with the laws of the State of Maryland and re-domesticated in accordance with the laws of the State of Iowa and is a duly authorized stock life insurance company under the laws of Iowa and the laws of those states in which the Company is admitted to do business.

2.	The Company is authorized to issue the Contracts in those states in which it is admitted and where the issuance and sale of the Contracts is authorized by each applicable state insurance regulator.

3.

Each Contract, when issued and sold pursuant to the terms described in the Registration Statement, and when authorized for issue and sale by each applicable state insurance regulator, will constitute a validly issued and binding obligation enforceable against the Company in accordance with the terms of the Contract, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Registration Statement.

Sincerely,

/s/ Jodi Ahlman
Jodi Ahlman
Senior Vice President, General Counsel & Secretary